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NEWS BULLETIN                               GROUP 1 AUTOMOTIVE INC
From:
The Financial Relations Board Inc    950 Echo Lane, Suite 350 Houston, TX  77024


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AT GROUP 1: Chairman, President and CEO     B. B. Hollingsworth, Jr.  (713) 467-6268
            Sr. VP, CFO and Treasurer       Scott L. Thompson         (713) 467-6268

    AT FRB: General Inquiries               Marilyn Windsor           (312) 640-6692
            Analyst Inquiries               Bill Schmidle             (312) 640-6753
            Media Inquiries                 Bob Schwaller             (972) 450-6562
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     FOR IMMEDIATE RELEASE
     THURSDAY, APRIL 22, 1999

               GROUP 1 POSTS 93% REVENUE GAIN, NET INCOME DOUBLES
                             FOR FIRST QUARTER 1999

     HIGHLIGHTS:
     o    DILUTED EPS $0.31 VS. $0.20, A 55% INCREASE
     o    CASH FLOW PER SHARE $0.41 VS. $0.25, A 64% INCREASE
     o    GROSS AND OPERATING MARGINS ACCELERATE SIGNIFICANTLY
     o    PREVIOUSLY ANNOUNCED ALBUQUERQUE, ATLANTA, BEAUMONT AND TULSA
          ACQUISITIONS CLOSED

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                   Summary Results of Operations (Unaudited)
                    (In millions, except per share amounts)

                                                   Three Months Ended
                                                       March 31,
                                         --------------------------------------
                                               1999                  1998
                                         -----------------    -----------------
Revenues                                     $   489.4             $   253.9
Gross Profit                                 $    76.2             $    36.0
Income from Operations                       $    15.8             $     7.5
Net Income                                   $     6.2             $     3.1
Diluted Earnings per Share                   $    0.31             $    0.20
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

HOUSTON, APRIL 22, 1999--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a leading operator and consolidator in the automotive retailing industry, today reported strong gains in revenues, net income and earnings per share for the first quarter of 1999 compared with the same period last year. Significant organic revenue growth and expanded gross and operating margins coupled with contributions from successfully integrated acquisitions, drove the company's strong financial performance.

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GROUP 1 AUTOMOTIVE, INC.
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ENHANCED REVENUES, EXPANDED MARGINS BOOST EARNINGS

Revenues accelerated 93 percent to $489.4 million from $253.9 million for the same period last year. Net income doubled to $6.2 million from $3.1 million while diluted earnings per share grew to $0.31 from $0.20 a year ago. Cash flow per share (net income plus depreciation and amortization) increased to $0.41 from $0.25 a year ago.

Gross margin expanded to 15.6 percent from 14.2 percent during the year-ago period. Margins on all revenue categories improved, and other dealership revenues and parts and service revenues became a greater percentage of total revenues. Income from operations more than doubled to $15.8 million from $7.5 million, resulting in the operating margin expanding to 3.2 percent from 2.9 percent. Group 1 has consistently achieved year-over-year quarterly operating margin improvement since going public.

"I am pleased to announce that the momentum we generated in 1998 has continued into 1999," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "Nationally, new vehicle sales were outstanding in the first quarter with new unit sales up over 10 percent, and we certainly benefited from this performance. More impressively, we were able to increase our used vehicle sales and used vehicle gross margin in a quarter characterized by strong new vehicle sales and advertising."

Hollingsworth noted that gross margins were up significantly in all revenue categories. "We recorded our highest new vehicle and used vehicle margins since going public," he said. Other dealership revenues continued to grow more rapidly than vehicle unit sales, evidencing the success of the company's finance, service and insurance contract programs, an area Group 1 has emphasized through new products and training programs. "One of the key elements of our long-term growth strategy is to increase revenues from our high-margin products," Hollingsworth added. "We will continue to provide our co-workers with the skills and products necessary to realize this goal."

ACQUISITIONS ON TARGET

Further expansion of revenues and earnings, as well as geographic and brand diversity, is targeted through acquisitions. Since year end, Group 1 has closed its previously announced acquisitions of Tidwell Ford in Atlanta, Sunshine Pontiac, Buick and GMC in Albuquerque, N.M., and South Pointe Chevrolet in Tulsa, Okla. Additionally, the company completed the acquisitions of Cadillac and Pontiac franchises and the exchange of Lincoln-Mercury franchises for a BMW franchise in Beaumont, Texas.

As previously announced, Group 1 has agreed to acquire an additional 20 dealership franchises with aggregate revenues of over $545 million, including two new platforms--Gene Messer Automotive Group, which will become Group 1's West Texas platform, and Sandy Sansing Automotive Group, which will become the company's north Florida platform. "The Messer Group is on track to close during the second quarter and the remainder of the acquisitions in the third quarter," Hollingsworth said.

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GROUP 1 AUTOMOTIVE, INC.
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The acquisitions are subject to customary closing conditions, including approval of various manufacturers, government agencies and completion of due diligence. Once all acquisitions are completed, Group 1's annualized revenue run rate will be over $2.4 billion, representing more than 100,000 retail car and truck sales.

ADDITIONAL RESOURCES FOR ACQUISITION STRATEGY

On March 5, the company announced that it sold 2 million shares of common stock and $100 million in 10-year senior subordinated notes. Net proceeds to the company totaled $140 million. "We were pleased with the successful offerings," Hollingsworth said. "The proceeds give us the resources necessary to pursue our strategy of making select acquisitions in the automotive retailing industry."

Group 1 has received commitments to increase its revolving credit facility to $500 million, lower the interest rate on the floorplan portion of the facility, reduce certain administration costs and favorably modify certain loan covenants. The company also announced that two automotive captive finance subsidiaries, Ford Motor Credit Company and Toyota Motor Credit Corporation, will join the company's bank syndicate, bringing the total syndicate membership to 12. Currently, the acquisition portion of this facility is undrawn.

Group 1 is a leading operator and consolidator in the highly fragmented automotive retailing industry. Upon completion of all announced acquisitions, Group 1 will own 83 dealership franchises comprised of 24 different brands, and 17 collision service centers located in Texas, Oklahoma, Florida, New Mexico, Colorado, and Georgia. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, vehicle service and insurance contracts.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Group 1's control that may cause the actual results, performance or achievements of Group 1 to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Group 1's filings with the Securities and Exchange Commission.

     FOR ADDITIONAL INFORMATION REGARDING GROUP 1 AUTOMOTIVE FREE OF CHARGE VIA FAX, DIAL 1-800-PRO-INFO AND USE THE COMPANY'S STOCK SYMBOL, "GPI."

 GROUP 1 AUTOMOTIVE, INC. CAN BE REACHED ON THE INTERNET AT www.group1auto.com

                         FINANCIAL TABLES TO FOLLOW...


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                            GROUP 1 AUTOMOTIVE, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                             ------------------------------
                                                 1999              1998
                                             ------------      ------------
                                                        (unaudited)
 REVENUES:
 New vehicle                                 $    270,118      $    138,022
 Used vehicle                                     159,779            87,119
 Parts & service                                   43,774            21,568
 Other dealership revenues, net                    15,680             7,225
                                             ------------      ------------
          Total revenues                          489,351           253,934

 COST OF SALES:
 New vehicle                                      247,373           127,376
 Used vehicle                                     146,148            80,560
 Parts & service                                   19,636             9,978
                                             ------------      ------------
          Total cost of sales                     413,157           217,914

 Gross profit                                      76,194            36,020

 SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES                       58,278            27,736

 DEPRECIATION AND AMORTIZATION                      2,091               819
                                             ------------      ------------

 Income from operations                            15,825             7,465

 OTHER INCOME (EXPENSE):
 Floorplan interest expense                        (3,847)           (1,824)
 Other interest expense, net                       (1,786)             (312)
 Other income (expense), net                           36               (23)
                                             ------------      ------------

 Income before income taxes                        10,228             5,306

 PROVISION FOR INCOME TAXES                         4,071             2,192
                                             ------------      ------------

 NET INCOME                                  $      6,157      $      3,114
                                             ============      ============

 Basic earnings per share                    $       0.33      $       0.21

 Diluted earnings per share                  $       0.31      $       0.20

 Diluted cash flow per share                 $       0.41      $       0.25

 Weighted average shares outstanding:
      Basic                                    18,921,723        15,197,670
      Diluted                                  19,989,005        15,596,155

 Other Data:
 Gross margin                                        15.6%             14.2%
 Operating margin                                     3.2%              2.9%
 Pretax income margin                                 2.1%              2.1%

 Retail new vehicles sold                          11,324             5,972
 Retail used vehicles sold                         10,021             5,354
                                             ------------      ------------
          Total retail sales                       21,345            11,326
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GROUP 1 AUTOMOTIVE, INC.
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                            GROUP 1 AUTOMOTIVE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                            MARCH 31,      DECEMBER 31,
                                                                              1999             1998
                                                                          ------------     ------------
                                                                           (unaudited)       (audited)
                   ASSETS:
                   Current assets:
                     Cash and cash equivalents                            $     72,029     $     66,443
                     Inventories, net                                          262,940          219,176
                     Other assets, net                                          40,525           41,303
                                                                          ------------     ------------
                          Total current assets                                 375,494          326,922
                                                                          ------------     ------------

                   Property, plant and equipment, net                           26,313           21,960
                   Goodwill, net                                               134,774          123,587
                   Other assets                                                  8,215            5,241
                                                                          ------------     ------------
                          Total assets                                    $    544,796     $    477,710
                                                                          ============     ============


                   LIABILITIES AND STOCKHOLDERS' EQUITY:
                   Current liabilities:
                     Floorplan notes payable                              $    158,761     $    193,405
                     Other interest-bearing liabilities                            424            2,966
                     Accounts payable and accrued expenses                      79,223           82,300
                                                                          ------------     ------------
                          Total current liabilities                            238,408          278,671
                                                                          ------------     ------------

                   Debt                                                         98,849           42,821
                   Other liabilities                                            19,116           20,034
                   Total stockholders' equity                                  188,423          136,184
                                                                          ------------     ------------
                          Total liabilities and stockholders' equity      $    544,796     $    477,710
                                                                          ============     ============

                   OTHER DATA:

                   Working capital                                        $    137,086     $     48,251

                   Current ratio                                                  1.58             1.17

                   Unused acquisition line of credit                      $    110,000     $     88,000

                   Non-floorplan debt to capitalization                             35%              25%
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